Exhibit 4f


                [CLEAN DIESEL TECHNOLOGIES, INC. LETTERHEAD]

Dear Shareholder:

You will find enclosed the Preliminary Prospectus (the "Prospectus") and other materials relating to the rights offering (the "Rights Offering") by Clean Diesel Technologies, Inc. ("CDT"). Please carefully review the enclosed Prospectus, including the sections titled "The Rights Offering," which describes how you may participate in the Rights Offering, "Business," which more fully describes the Company's business, "Management's Discussion and Analysis of Financial Condition and Results of Operations," which more fully describes the Company's financial position, and "Risk Factors," which describes certain risks associated with an investment in securities of the Company, as well as the same sections in the final Prospectus which will be mailed after the Registration Statement relating to the prospectus is declared effective by the Securities and Exchange Commission. Capitalized terms used but not described herein have the respective meanings set forth in the Prospectus.

The following is a brief review of our products and markets, and current financial situation.

When we formed CDT, we had patents for Platinum Fuel Catalysts ("PFCs") licensed from Fuel Tech and limited testing results of PFCs. We now have 12 US and 38 International patents on PFCs and nitrogen oxide ("NOx") reduction systems and have another 83 US and International applications pending. In addition, the Company has completed successful testing of a diesel fuel PFC additive, launched the marketing of a PFC used to rejuvenate aged catalytic converters in Europe, and developed the Advanced Reagent Injection System ("ARIS(TM) 2000") for use in catalytic NOx reduction systems.

The Company has successfully completed a study at Delft Technical University in the Netherlands to determine the fundamental mechanism of metallic additives. In particular, we investigated the function of platinum as part of a composite additive with other catalysts. Results of the study show that a system of a bimetallic additive of platinum and cerium (Pt/Ce) with a ceramic filter:

     *    gives performance superior to any system known,

     *    gives a significantly lower oxidation temperature for soot, and

     * uses much lower metal levels in the fuel than other known additive filter systems.

The Delft paper has provoked excellent market response from engine companies and catalyst system companies. The results reported by Delft were confirmed in demonstrations at Cummins Engine Company by a test in Switzerland.

While the foregoing results refer to a system incorporating filters, we have demonstrated that the Pt/Ce additive also gives significant emission reductions on engines without particulate filters or oxidizers. Moreover, the emission benefits are usually accompanied by a fuel economy improvement.

We now have to complete registration of the combined Pt/Ce additive with the EPA in order to be able to sell the combined additive for on-road use in the U.S. We expect to complete the registration by October of 1998.

In the US, we believe there is a near term market developing for additives for diesel fuel which will reduce smoke, gaseous and particulate emissions from the current fleet of engines. The market is a result of pending EPA retrofit guidelines which provide for State Implementation Plans ("SIP") credits, as well as state programs for enforcement of smoke regulation, which include random highway smoke tests with substantial penalties for failure.

We believe that another market for Pt/Ce is in Taiwan, where a bus fleet trial confirmed the performance of the Pt/Ce filter system.

We believe that a medium term market for Pt/Ce is with filters for new vehicles, especially light duty vehicles. Peugeot has announced they will introduce filters in 2000.

Using the Pt/Ce additives in vehicles with filters presents a potentially very large market. This is driven by increasing concern about fine particle emissions; whereas new engines produce little smoke, the total number of particles has increased. Management believes that filters are seen as the preferred remedy capable of removing more than 90% of the particles. This focus is given further weight by the probable classification by California of diesel emissions as toxic. The toxicity is most associated with soot particles. Once collected on the filter, the soot must be oxidized to prevent the filter from clogging, and that is where the additive is needed.

Our second product is a gasoline additive which rejuvenates aged catalytic converters. This work was jointly funded by Holt Lloyd International Ltd. ("Holts"), which launched the product in the UK in 1997 in the consumer aftermarket through auto parts stores. The results were disappointing. Holts concluded that consumers did not understand what the product does and the majority did not know if their cars had catalytic converters. Test marketing by Holts concluded that the product should be sold through service and repair shops. Holts is considering how to better reposition the product.

In the US, we have interest from marketing companies to package and sell the gasoline product. We are seeking a marketing partner who will fund or jointly fund the necessary registration and demonstration of this product in the US. The product may be launched in the US during the second half of 1999, although no assurances can be given in this regard.

Our third product is for NOx reduction. We have developed, built, and tested a prototype system called the ARIS(TM) 2000 (Advanced Reagent Injection System). The ARIS system injects urea over a catalyst to achieve NOx reduction of up to 90%. The catalysts are similar to catalysts used in gas turbines and boilers and are made by catalyst manufacturers. We plan to commercialize this system through cooperative ventures and licenses.

Current regulation in California and the Northeast states for large stationary diesel engines sets NOx levels at a 50% to 90% reduction from normal levels achieved from current production engines under federally mandated Best Available Control Technology ("BACT") and Lowest Achievable Emission Rate ("LAER") requirements in ozone non-attainment areas. Cost effective systems are not yet available. As a result, gas engines are being installed, which cost more to buy and to run than the ARIS(TM) 2000. The Company intends to sell the ARIS(TM) 2000 to total system suppliers, engine companies, engine distributors or the assemblers of generation sets, compressors, pumps, etc.

In summary, we started with a partially-developed diesel additive with no defined market and a concept for a NOx reduction system.

     * We now have developed a diesel PFC additive which is effective both for emission reduction from engines and significantly improves the performance of filters.

     * We have launched the marketing of a PFC used to rejuvenate aged catalytic converters in Europe.

     * We have developed the ARIS(TM) 2000 for use in catalytic NOx reduction systems.

Through the net proceeds of the Rights Offering, together with the net proceeds from the recent bridge financing, CDT seeks to commercialize the foregoing products.

If you have any questions concerning the Rights Offering,  please feel free
to  telephone  the  Information  Agent at ( )          . On  behalf  of the
Board of Directors, we thank you for your support and confidence and look forward to continuing to serve you.

                                          Sincerely,


                                          Jeremy D. Peter-Hoblyn
                                          President and Chief Executive
                                          Officer, Director

THIS  LETTER  CONTAINS  FORWARD-LOOKING  STATEMENTS  WITHIN THE  MEANING OF
SECTION 27A OF THE SECURITIES ACT. DISCUSSION CONTAINING SUCH FORWARD-LOOKING STATEMENTS WILL BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY, "RISK FACTORS," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS WITHIN THE PROSPECTUS GENERALLY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH UNDER "RISK FACTORS" AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS LETTER SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY JURISDICTION.

THE USE OF THIS LETTER IS AUTHORIZED ONLY WHEN PRECEDED OR ACCOMPANIED BY A PROSPECTUS.